Exhibit 99.1

EMRISE

NEWS

CORPORATION

611 Industrial Way

Eatontown, NJ 07724

(732) 389-0355 • (732) 460-0214

www.emrise.com

FOR IMMEDIATE RELEASE

CONTACT:
EMRISE Corporation	Allen & Caron, Inc
John Donovan	Rene Caron (investors)
Chief Financial Officer	Len Hall (media)
(732) 387-5790	(949) 474-4300

jdonovan@emrise.com

rene@allencaron.com

len@allencaron.com

EMRISE CORPORATION ENTERS INTO BINDING AGREEMENT TO SELL ADVANCED CONTROL COMPONENTS TO AEROFLEX INCORPORATED FOR $20 MILLION

Net Proceeds Will Pay Down Debt, Help Strengthen Balance Sheet and

Position Company To Focus on Growing Its Business

Eatontown, NJ, June 8, 2010 — EMRISE CORPORATION (NYSE Arca:ERI) (“EMRISE” or the “Company”), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced that is has entered into a binding stock purchase agreement with Plainview, NY-based Aeroflex Incorporated pursuant to which EMRISE will sell all of the issued and outstanding shares of common stock of its Advanced Control Components, Inc. subsidiary (“ACC”) to Aeroflex for $20 million in an all cash transaction, subject to a potential working capital adjustment.  The sale of ACC is subject to the approval of EMRISE’s stockholders.  The transaction is expected to close in July 2010.

Approximately $14.6 million of proceeds from the transaction will be used to pay down all of the Company’s revolver with its principal lender, a significant portion of its term debt with the same lender and a majority of the Company’s obligations to the previous owners of ACC.  The Company will retain approximately $3.9 million in long term debt payable to both its current lender and the previous owners of ACC, all of which has a maturity of at least two years or longer.

Further details of the transaction will be disclosed in a Form 8-K which the Company intends to file with the Securities and Exchange Commission later this week.

EMRISE President and Chief Executive Officer Carmine T. Oliva said that closing the transaction to sell ACC will mark the final step in the implementation of the Company’s previously announced strategy to divest certain assets and businesses to pay its principal lender, strengthen its balance sheet and position the Company to focus on growing its business.

“Our management team and investment bankers have worked diligently over the last 18 months and overcame a number of obstacles in successfully executing our strategy to pay our principal lender, who has agreed to and approved the terms of the transaction to sell ACC,” Oliva said.  “As a result of everyone’s hard work and persistence, when the sale of ACC closes, we will have successfully sold three non-core businesses, one non-performing business and ACC, all of which have enabled us to pay nearly all of the debt that was owed to our principal lender, reduce significantly our obligations to the prior owners of ACC, and free up the entire management team to focus on operating our business and building for the future.”

Subsequent to the sale of ACC, EMRISE will primarily pursue two core strategies.  The first is to capitalize on the Company’s edge network timing and synchronization technology through both organic and strategic transaction based growth.  The second is to refocus the Company’s efforts to drive strong growth and cash flow contribution from its global European based aerospace & defense business units, especially with the anticipation of an improved economy providing expected growth to the European military markets.

“We believe a narrow focus on these two strategies, combined with significantly reduced debt levels will provide us with the best chance of maximizing value for our stockholders,” Oliva said.  “With well differentiated and highly validated technology platforms, strong engineering and management teams, and a greatly improved balance sheet due to significantly lower debt levels, I believe we will have the ability to better support our working capital needs, grow the Company, and facilitate strategic merger transactions.”

“With the challenges of the last 18 months behind us, we believe that focusing on our new strategic plans will allow us to rebuild and grow the company, and eventually maximize value for our stockholders following the sale of ACC,” Oliva added.  “We are committed to the successful execution of these plans, and look forward to reporting our progress as we move forward.”

The Company expects to put in place a new revolving credit line in Europe with a major international bank and another smaller revolving credit line in the U.S., both of which will be used for working capital purposes.  Although no agreement has yet been reached, the Company believes that the new credit lines combined with net cash proceeds expected from the sale of ACC, significantly reduced interest expense and the favorable impact of additional operating cost reductions can provide sufficient working capital to fund its operations for at least the next 12 months, but there can be no assurances to that effect.

Investment Banker and Fairness Opinion

EMRISE was represented in the transaction by the investment banking group of Boenning & Scattergood, who also provided the EMRISE Board of Directors a fairness opinion for the sale of ACC to Aeroflex.

Investor Meetings

EMRISE will be conducting one-on-one and small-group, in-person and conference-call meetings with interested stockholders to discuss the sale of ACC and the Company’s strategy and business plans going forward.  To participate in one of these in-person or conference-call meetings, please contact Nathan Abler in Allen & Caron’s California office at 1-800-452-1346, extension 202.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks. The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company.  EMRISE serves customers in North America, Europe and Asia through operations in the United States, England and France. The Company has built a worldwide base of customers throughout the U.S., Europe and Asia.  For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release including the timing of the close of this transaction, amount of net cash proceeds resulting from the transaction, the ability to grow the Company’s edge network timing and synchronization technology through both organic and strategic transaction based growth, the ability to drive strong growth and cash flow contribution from its global European based aerospace & defense business units, especially with the anticipation of an improved economy providing expected growth to the European military markets, our ability to maximizing value for our stockholders, ability to greatly improve the balance sheet, ability to better support our working capital needs, grow the Company, and facilitate strategic merger transactions, ability to significantly reduce interest expense, achieve a favorable impact of additional operating cost reductions, ability to provide sufficient working capital to and the ability to fund its operations for at least the next 12 months are all forward looking statements within the meaning of the

Private Securities Litigation Reform Act.    The actual future results of EMRISE could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to whether the company can obtain stockholder approval for this transaction, after the contemplated post closing adjustments in this transaction result in lower than expected net proceeds, whether the company is able to decrease operating costs to improve our bottom line; our ability to complete additional strategic initiatives, the terms, conditions and timing of such events, whether such events will result in the  ability of EMRISE to eliminate its term debt; whether these efforts will result in increasing value for its stockholders and other stakeholders; unforeseen technical issues, unforeseen changes in customer demand, unforeseen delays in receipt of materials from our vendors, inability of our products to meet customer specifications, changes in the economic, industry or political climate that may negatively impact demand for our future products. The Company refers you to those factors contained in the “Risk Factors” Section of EMRISE’s Form 10-K for the year ended December 31, 2009, Form 10-Q for the quarterly period ended March 31, 2010, and other EMRISE filings with the Securities and Exchange Commission.

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